FORM OF SUBSCRIPTION AGREEMENT

Starboard Investment Trust
116 South Franklin Street
Rocky Mount, North Carolina 27804

Ladies and Gentlemen:

1. Pursuant to prior understandings and discussions, the undersigned (“Subscriber”) hereby agrees to purchase from the Starboard Investment Trust, a Delaware trust (the “Trust”), Ten Thousand (10,000) shares (the “Shares”) of beneficial interest of the Roumell Opportunistic Value Fund, a series of the Trust, with a par value of $0.001 per Share, at a price of Ten Dollars ($10.00) per share.  Subscriber hereby acknowledges (i) that this subscription shall not be deemed to have been accepted by the Trust until the Trust indicates its acceptance by returning to Subscriber an executed copy of this subscription, and (ii) that acceptance by the Trust of this subscription is conditioned upon the information and representations of Subscriber hereunder being complete, true and correct as of the date of this subscription and as of the date of closing of sale of the Shares to Subscriber.

2. Until actual delivery of the purchase price to the Trust and acceptance by the Trust of the purchase price and this Subscription Agreement, the Trust shall have no obligation to Subscriber.  The Trust may revoke a prior acceptance of this Subscription Agreement at any time prior to delivery to and acceptance by the Trust of the purchase price for the Shares.

3. Subscriber understands, acknowledges and agrees as follows:

(a) Subscriber has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Trust and of making an informed investment decision.

(b) Subscriber has the capacity to protect his own interest in connection with this transaction by reason of his prior personal or business relationships with the Trust or its officers or directors or his business or financial experience.

4. The representations, warranties, understandings, acknowledgments and agreements in this Agreement are true and accurate as of the date hereof, shall be true and accurate as of the date of the acceptance hereof by the Trust and shall survive thereafter.

5. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware, as such laws are applied by Delaware courts to agreements entered into and to be performed in Delaware, and shall be binding upon Subscriber, his heirs, estate, legal representatives, successors and assigns and shall inure to the benefit of the Trust and its successors and assigns.

6. Subscriber agrees not to transfer or assign this Agreement, or any of his interest herein, without the express written consent of the Trust.

7. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith.  This Agreement may be amended only by a writing executed by all parties hereto.  This Agreement may be executed in one or more counterparts.

{The remainder of this page is intentionally left blank.  Signature page follows.}

IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement this _____ day of ____________ 2010.

Subscription (Roumell Opportunistic Value Fund):

10,000

Number of Shares

$100,000

Total Payment Enclosed

__________________________________
       James C. Roumell, an individual

Acceptance:

The foregoing Subscription Agreement is accepted on this the ______ day of ________2010.

STARBOARD INVESTMENT TRUST

By:  _____________________
       Jack E. Brinson, Chairman